                                           Filed Pursuant to Rule 424(b)(2)
                                           Registration No. 333-64844

                            PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED FEBRUARY 27, 2003)
        ENHANCED APPRECIATION SECURITIES

        UBS AG $1,546,930 NOTES LINKED TO THE CLASS A COMMON STOCK OF COMCAST CORPORATION DUE DECEMBER 30, 2004
        UBS AG $3,282,240 NOTES LINKED TO THE COMMON STOCK OF GENERAL ELECTRIC COMPANY DUE DECEMBER 30, 2004
        UBS AG $1,452,000 NOTES LINKED TO THE COMMON STOCK OF THE HOME DEPOT, INC. DUE DECEMBER 30, 2004
        UBS AG $1,942,330 NOTES LINKED TO THE COMMON STOCK OF INTEL CORPORATION DUE DECEMBER 30, 2004
        UBS AG $3,570,800 NOTES LINKED TO THE COMMON STOCK OF PFIZER INC. DUE DECEMBER 30, 2004

        WE ARE OFFERING FIVE SEPARATE SERIES OF ENHANCED APPRECIATION SECURITIES, EACH OF WHICH IS AN INDIVIDUAL SECURITY. YOU MAY INVEST IN ONE OR MORE SERIES OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT. EXCEPT AS OTHERWISE INDICATED, THE TERMS DESCRIBED BELOW APPLY GENERALLY TO EACH SERIES OF NOTES.

           Issuer:                   UBS AG
           Maturity Date:            December 30, 2004
           Coupon:                   We will not pay you interest during the term of the Notes.
           Principal Amount per      Fixed at the Share starting price of the Underlying Shares
           Note:                     of your series of Notes on September 23, 2003 (the "trade
                                     date"), as specified below. The principal amount per Note
                                     for each series of Notes will not, at any time, be subject to antidilution adjustments to the Share starting price, as discussed below.
           Minimum Investment:       50 Notes, for any series of Notes.
           Payment at Maturity:      You will receive a cash payment at maturity based on the
                                     Share Return for the Underlying Shares of your series of
                                     Notes. If the Share Return is positive, it will be tripled, subject to the maximum gain for each series of Notes.
                                     For each series of Notes, the Share starting price and
                                     maximum gain will be as follows:

----------------------------------------------------------------------------------------
                                                               SHARE        MAXIMUM GAIN
SERIES OF NOTES      UNDERLYING SHARES (COMMON STOCK OF)   STARTING PRICE   ON THE NOTES
----------------------------------------------------------------------------------------
 Comcast Series      Comcast Corporation                       $31.57           26%
 GE Series           General Electric Company                  $31.56           21%
 Home Depot Series   The Home Depot, Inc.                      $33.00           21%
 Intel Series        Intel Corporation                         $28.99           27%
 Pfizer Series       Pfizer Inc.                               $31.60           21%
----------------------------------------------------------------------------------------

                                     Each series of Notes is linked to particular Underlying
                                     Shares, as indicated above, and is fully exposed to any
                                     decline in the market price of those Underlying Shares. A
                                     negative Share Return will reduce the cash payment at
                                     maturity for the series of Notes linked to those Underlying
                                     Shares. THE PERFORMANCE OF EACH SERIES OF NOTES WILL NOT
                                     DEPEND ON THE PERFORMANCE OF THE UNDERLYING SHARES OF ANY
                                     OTHER SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR
                                     INVESTMENT IF THE MARKET PRICE OF THE UNDERLYING SHARES OF
                                     YOUR SERIES OF NOTES DECLINES. The maximum gain on each
                                     series of Notes varies from one series to another.
                                     For a description of how your payment at maturity will be
                                     calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--
                                     Payment at Maturity" on page S-29.
           Share Return:             For each series of Notes, the Share Return will be
                                     calculated as follows:
                                     Share ending price - Share starting price
                                     ---------------------------------------
                                             Share starting price
           Share starting price:     The closing market price of the Underlying Shares of your
                                     series of Notes on their primary stock exchange on the trade date, as specified in the table above, subject to
                                     antidilution adjustments. See "Specific Terms of the
                                     Notes--Antidilution Adjustments" on page S-31.
           Share ending price:       The closing market price of the Underlying Shares of your
                                     series of Notes on their primary stock exchange on the final valuation date.
           No Listing:               No series of Notes will be listed or displayed on any
                                     securities exchange, the Nasdaq National Market System or
                                     any electronic communications network.
           Booking Branch:           UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-15 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.
        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

           ---------------------------------------------------------------------------------------------------------------
                                                     PRICE TO PUBLIC      UNDERWRITING DISCOUNT      PROCEEDS TO UBS AG
                                                  ------------------------------------------------------------------------
                      SERIES OF NOTES               TOTAL      PER NOTE     TOTAL      PER NOTE       TOTAL       PER NOTE
           ---------------------------------------------------------------------------------------------------------------
            Comcast Series                        $1,546,930     100%     $23,203.95     1.5%     $1,523,726.05    98.5%
            GE Series                             $3,282,240     100%     $49,233.60     1.5%     $3,233,006.40    98.5%
            Home Depot Series                     $1,452,000     100%     $21,780.00     1.5%     $1,430,220.00    98.5%
            Intel Series                          $1,942,330     100%     $29,134.95     1.5%     $1,913,195.05    98.5%
            Pfizer Series                         $3,570,800     100%     $53,562.00     1.5%     $3,517,238.00    98.5%
           ---------------------------------------------------------------------------------------------------------------

        UBS INVESTMENT BANK         UBS FINANCIAL SERVICES INC.
        Prospectus Supplement dated September 23, 2003            [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities are medium-term notes issued by UBS whose return is linked to the performance of the common stock of a specified corporation (the "Underlying Shares"). We are offering five separate series of Enhanced Appreciation Securities that are identical in all respects, except that each series is linked to the performance of different Underlying Shares and is subject to a different specified maximum gain at the maturity of the Notes. For each series of Notes, the principal amount per Note will be equal to the Share starting price of the applicable Underlying Shares, as specified below. The principal amount per Note for each series of Notes will not, at any time, be subject to antidilution adjustments. The relevant terms for each series of Notes are set forth below:

  --------------------------------------------------------------------------
                                                                     MAXIMUM    MAXIMUM
                                                           SHARE      GAIN      PAYMENT
                                                          STARTING   ON THE       AT
   SERIES OF NOTES   UNDERLYING SHARES (COMMON STOCK OF)   PRICE      NOTES    MATURITY
  --------------------------------------------------------------------------   PER NOTE*
  Comcast Series     Comcast Corporation (the "Comcast
                     Shares")                              $31.57      26%     $39.7782
  GE Series          General Electric Company (the "GE
                     Shares")                              $31.56      21%     $38.1876
  Home Depot Series  The Home Depot, Inc. (the "Home
                     Depot Shares")                        $33.00      21%     $39.9300
  Intel Series       Intel Corporation (the "Intel
                     Shares")                              $28.99      27%     $36.8173
  Pfizer Series      Pfizer Inc. (the "Pfizer Shares")     $31.60      21%     $38.2360
  --------------------------------------------------------------------------------------

---------------

* The maximum payment at maturity per Note is equal to the principal amount per Note plus the maximum gain for the respective series of Notes multiplied by the principal amount per Note.

Each series of Notes is linked to particular Underlying Shares, as indicated above, and is fully exposed to any decline in the market price of those Underlying Shares. A negative Share Return will reduce the cash payment at maturity for the series of Notes linked to those Underlying Shares. THE PERFORMANCE OF EACH SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE UNDERLYING SHARES OF ANY OTHER SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR PRINCIPAL IF THE MARKET PRICE OF THE UNDERLYING SHARES OF YOUR SERIES OF NOTES DECLINES. The maximum gain on the Notes and the corresponding maximum payment at maturity for each series of Notes vary from one series of Notes to another.

YOU MAY INVEST IN ONE OR MORE SERIES OF NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT. EACH SERIES OF NOTES IS A SEPARATE AND DISTINCT SECURITY. For each series of Notes in which you invest, you will receive a cash payment at maturity based on the applicable Share Return. If the Share Return is positive, it will be tripled, subject to the maximum gain for that series of Notes.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-29.

In this prospectus supplement, we refer to the Comcast Series, the GE Series, the Home Depot Series, the Intel Series and the Pfizer Series collectively as the "Notes." The Notes are not sponsored, endorsed, sold or promoted by Comcast Corporation, General Electric Company, The Home Depot, Inc., Intel Corporation or Pfizer Inc.

We have derived all the information regarding the Underlying Shares contained in this prospectus supplement from publicly available information. We do not assume any responsibility for the accuracy or completeness of such information.

The Underlying Shares of each series of Notes have performed differently in the past and are expected to perform differently in the future. For more detailed information concerning the Underlying Shares and their respective issuers, see "Historical Performance of Underlying Shares" on page S-21. When we refer to the "applicable Underlying Shares" we mean the Underlying Shares relating to a particular series of Notes. When we use the phrase "series of Notes," we mean the Comcast Series, the GE Series, the Home Depot Series, the Intel Series or the Pfizer Series, as the case may be.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes provide the potential to enhance equity returns by tripling a positive Share Return for any series of Notes up to the applicable maximum gain for each series of Notes.

+ MINIMUM INVESTMENT--For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-15.

+ YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--Unlike ordinary debt securities, you may not receive 100% of your principal at maturity. Each series of Notes is fully exposed to any decline in the market price of its Underlying Shares, and a negative Share Return will reduce the cash payment at maturity for the series of Notes linked to those Underlying Shares. AS A RESULT, YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

+ YOUR APPRECIATION POTENTIAL IS LIMITED--If the Share Return of the Underlying Shares of your series of Notes is positive, the Share Return will be tripled, subject to the maximum gain for that series of Notes. Therefore, you will not benefit from any positive Share Return in excess of one-third of the maximum gain for your series of Notes. The return on your investment in any series of Notes may not perform as well as a direct investment in the Underlying Shares of that series of Notes.

+ NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the applicable Underlying Shares.

+ MAXIMUM POTENTIAL RETURN AT MATURITY--You can only earn the maximum gain on any series of Notes if you hold your Notes to maturity.

+ NO LISTING--No series of Notes will be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC (formerly known as UBS Warburg LLC) and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market for any series of Notes at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You are willing to accept potential downside risk to your principal, as well as the risk of owning equity securities in general and the applicable Underlying Shares in particular.

+ You believe that the Underlying Shares of your series of Notes will appreciate over the term of the Notes (i.e., the Share ending price will exceed the Share starting price) and that such appreciation is unlikely to exceed the maximum gain for that series of Notes at maturity.

+  You are willing to hold the Notes to maturity.

+ You seek an investment with a return linked to the performance of one or more of the Comcast Shares, the GE Shares, the Home Depot Shares, the Intel Shares or the Pfizer Shares.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+ You are not willing to accept potential downside risk to your principal, or the risk of owning equity securities in general or the applicable Underlying Shares in particular.

+  You seek current income from your investment.

+ You seek an investment that is exposed to the full upside performance of either the Comcast Shares, the GE Shares, the Home Depot Shares, the Intel Shares or the Pfizer Shares, or you are unwilling to make an investment that is exposed to the full downside performance risk of any of the Underlying Shares.

+ You believe that, over the term of the Notes, the market price of the Underlying Shares of your series of Notes is not likely to increase, or you believe that the market price of the applicable Underlying Shares will increase by an amount greater than the maximum gain for that series of Notes at maturity.

+  You seek an investment for which there will be an active secondary market.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

+  You are unable or unwilling to hold the Notes until maturity.

+ Your purchase of any series of Notes creates an over-concentrated exposure to any of the Underlying Shares.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-42.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled forward contract with respect to the applicable Underlying Shares. If the Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long term capital gain or loss if you held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT IS REASONABLE TO TREAT YOUR NOTES AS DESCRIBED ABOVE, BUT IT WOULD ALSO BE REASONABLE TO TREAT THE NOTES AS SUBJECT TO THE SPECIAL RULES GOVERNING CONTINGENT DEBT INSTRUMENTS. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on each series of Notes:

STEP 1:  CALCULATE THE SHARE RETURN.

          For each series of Notes, the Share Return is the difference between the closing market price of the applicable Underlying Shares on the trade date and on the final valuation date, expressed as a percentage, calculated as follows:

                                    Share ending price - Share starting price
                 Share Return  =    -----------------------------------------
                                              Share starting price

          where the "Share starting price" is the closing market price of the applicable Underlying Shares on the trade date and the "Share ending price" is the closing market price of the applicable Underlying Shares on the final valuation date. For each series of Notes, the Share starting price may be adjusted by the calculation agent due to stock splits and other corporate actions, though any such adjustments will not affect the principal amount per Note for that series of Notes. See "Specific Terms of the Notes--Antidilution Adjustments" on page S-31.

STEP 2:  CALCULATE THE ADJUSTED SHARE RETURN.

          For each series of Notes, the Adjusted Share Return is based on the Share Return, which may be positive or negative:

          1)  If the Share Return is positive:
           -------------------------------------------

              Adjusted Share Return = (Share Return X 3), subject to the maximum gain for that series of Notes. The maximum gain will be 26% on the Comcast Series, 21% on the GE Series, 21% on the Home Depot Series, 27% on the Intel Series and 21% on the Pfizer Series.

          2)  If the Share Return is zero or negative:
           -----------------------------------------------------

              Adjusted Share Return = Share Return

STEP 3:  CALCULATE THE CASH PAYMENT AT MATURITY.

          For each series of Notes:

               Payment at maturity = principal amount of the Note + (principal amount of the Note X Adjusted Share Return)

               Principal amount of the Note = the Share starting price of the applicable Underlying Shares on the trade date

HOW WOULD THE COMCAST SERIES PERFORM AT MATURITY?

ASSUMPTIONS*:

Principal amount per Note of the Comcast Series:              $31.57**
Maximum gain on the Comcast Series:                           26.0%***
Maximum payment at maturity:                                  $39.78

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE COMCAST SHARES CLOSE 5% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 5%, you receive three times the Share Return subject to the 26.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (5% x 3) = 15%

Your cash payment at maturity would therefore be $36.31 per Note (a 15% total return on investment) which includes:

+  Principal amount                                           $31.57

+  Principal amount x Adjusted Share Return                   $ 4.74   ($31.57 x 15%)
                                                              ------
                              TOTAL:                          $36.31
                                                              ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE COMCAST SHARES CLOSE 30% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 30%, you receive three times the Share Return subject to the 26.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (30% x 3) = 90%, subject to the 26.0% maximum gain on the Notes = 26.0%

Your cash payment at maturity would therefore be limited to $39.78 per Note (a 26.0% total return on investment) which includes:

+  Principal amount                                           $31.57

+  Principal amount x Adjusted Share Return                   $ 8.21   ($31.57 x 26.0%)
                                                              ------
                              TOTAL:                          $39.78   (this is the maximum payment
                                                              ======   on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE COMCAST SHARES CLOSE 20% BELOW THE SHARE STARTING PRICE

Since the Share Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Comcast Shares.

Adjusted Share Return = Share Return = -20%

Your cash payment at maturity would therefore be $25.26 per Note (a 20% loss) which includes:

+  Principal amount                                           $31.57

+  Principal amount x Adjusted Share Return                   $-6.31   ($31.57 x -20%)
                                                              ------
                              TOTAL:                          $25.26
                                                              ======

------------
  * Values have been rounded for ease of analysis.
 ** The principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. The principal amount per Note for each series of Notes will not, at any time, be subject to antidilution adjustments. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
*** Potential gains on a series of the Notes at maturity will be calculated by tripling any positive Share Return up to the maximum gain for that series of Notes. Since the maximum gain on the Notes in the examples below is 26.0%, an original investor in the Notes would not participate in a Share Return of more than approximately 8.67% at maturity.

HYPOTHETICAL PERFORMANCE AT MATURITY

ASSUMPTIONS:

Principal amount per Note of the Comcast Series:                         $31.57*
Maximum gain on the Comcast Series:                                      26.0%
Underlying Shares performance:                                           40% to -100% for table
                                                                         40% to -40% for graph

  -------------------      --------------------------------
   UNDERLYING SHARES                PERFORMANCE OF
      PERFORMANCE                     THE NOTES
  -------------------      --------------------------------
                             PAYMENT
     SHARE RETURN          AT MATURITY              TOTAL
     AT MATURITY**         PER NOTE**             RETURN**
  -------------------      --------------------------------
  40.0%........              $39.78                  26.0%
  30.0%........              $39.78                  26.0%
  -------------            --------------------------------
  26.0%........              $39.78                  26.0%
  -------------            --------------------------------
  15.0%........              $39.78                  26.0%
  10.0%........              $39.78                  26.0%
  -------------            --------------------------------
  8.67%........              $39.78                  26.0%
  -------------            --------------------------------
  6.0%.........              $37.25                  18.0%
  4.0%.........              $35.36                  12.0%
  2.0%.........              $33.46                   6.0%
  1.0%.........              $32.52                   3.0%
  -------------            --------------------------------
  0.0%.........              $31.57                   0.0%
  -------------            --------------------------------
  -5.0%........              $29.99                  -5.0%
  -10.0%.......              $28.41                 -10.0%
  -20.0%.......              $25.26                 -20.0%
  -40.0%.......              $18.94                 -40.0%
  -80.0%.......              $ 6.31                 -80.0%
  -------------            --------------------------------
  -------------            --------------------------------
  -100.0%......              $ 0.00                -100.0%
  -------------              ------------------------------

------------
 * The actual principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
**  Values have been rounded for ease of analysis.

                          [S&P 500 INDEX LEVEL GRAPH]

HOW WOULD THE GE SERIES PERFORM AT MATURITY?

ASSUMPTIONS*:

Principal amount per Note of the GE Series:                   $31.56**
Maximum gain on the GE Series:                                21.0%***
Maximum payment at maturity:                                  $38.19

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE GE SHARES CLOSE 5% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 5%, you receive three times the Share Return subject to the 21.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (5% x 3) = 15%

Your cash payment at maturity would therefore be $36.29 per Note (a 15% total return on investment) which includes:

+  Principal amount                                           $31.56

+  Principal amount x Adjusted Share Return                   $ 4.73   ($31.56 x 15%)
                                                              ------
                              TOTAL:                          $36.29
                                                              ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE GE SHARES CLOSE 30% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 30%, you receive three times the Share Return subject to the 21.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (30% x 3) = 90%, subject to the 21.0% maximum gain on the Notes = 21.0%

Your cash payment at maturity would therefore be limited to $38.19 per Note (a 21.0% total return on investment) which includes:

+  Principal amount                                           $31.56

+  Principal amount x Adjusted Share Return                   $ 6.63   ($31.56 x 21.0%)
                                                              ------
                              TOTAL:                          $38.19   (this is the maximum payment
                                                              ======   on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE GE SHARES CLOSE 20% BELOW THE SHARE STARTING PRICE

Since the Share Return is -20% on the final valuation date, your investment is fully exposed to the decline of the GE Shares.

Adjusted Share Return = Share Return = -20%

Your cash payment at maturity would therefore be $25.25 per Note (a 20% loss) which includes:

+  Principal amount                                           $31.56

+  Principal amount x Adjusted Share Return                   $-6.31   ($31.56 x -20%)
                                                              ------
                              TOTAL:                          $25.25
                                                              ======

------------
 *  Values have been rounded for ease of analysis.
** The principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. The principal amount per Note for each series of Notes will not, at any time, be subject to antidilution adjustments. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
***Potential gains on a series of the Notes at maturity will be calculated by tripling any positive Share Return up to the maximum gain for that series of Notes. Since the maximum gain on the Notes in the examples below is 21.0%, an original investor in the Notes would not participate in a Share Return of more than 7.0% at maturity.

HYPOTHETICAL PERFORMANCE AT MATURITY

ASSUMPTIONS:

Principal amount per Note of the GE Series:                        $31.56*
Maximum gain on the GE Series:                                     21.0%
Underlying Shares performance:                                     40% to -100% for table
                                                                   40% to -40% for graph

  -------------------      -------------------------------
   UNDERLYING SHARES               PERFORMANCE OF
      PERFORMANCE                     THE NOTES
  -------------------      -------------------------------
                             PAYMENT
     SHARE RETURN          AT MATURITY             TOTAL
     AT MATURITY**         PER NOTE**             RETURN**
  -------------------      -------------------------------
  40.0%........              $38.19                 21.0%
  30.0%........              $38.19                 21.0%
  -------------            -------------------------------
  21.0%........              $38.19                 21.0%
  -------------            -------------------------------
  15.0%........              $38.19                 21.0%
  10.0%........              $38.19                 21.0%
  -------------            -------------------------------
  7.0%.........              $38.19                 21.0%
  -------------            -------------------------------
  6.0%.........              $37.24                 18.0%
  4.0%.........              $35.35                 12.0%
  2.0%.........              $33.45                  6.0%
  1.0%.........              $32.51                  3.0%
  -------------            -------------------------------
  0.0%.........              $31.56                  0.0%
  -------------            -------------------------------
  -5.0%........              $29.98                 -5.0%
  -10.0%.......              $28.40                -10.0%
  -20.0%.......              $25.25                -20.0%
  -40.0%.......              $18.94                -40.0%
  -80.0%.......              $ 6.31                -80.0%
  -------------            -------------------------------
  -------------            -------------------------------
  -100.0%......              $ 0.00               -100.0%
  -------------              -----------------------------

------------
 * The actual principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
**  Values have been rounded for ease of analysis.

                          [S&P 500 INDEX LEVEL GRAPH]

HOW WOULD THE HOME DEPOT SERIES PERFORM AT MATURITY?

ASSUMPTIONS*:

Principal amount per Note of the Home Depot Series:           $33.00**
Maximum gain on the Home Depot Series:                        21.0%***
Maximum payment at maturity:                                  $39.93

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE HOME DEPOT SHARES CLOSE 5% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 5%, you receive three times the Share Return subject to the 21.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (5% x 3) = 15%

Your cash payment at maturity would therefore be $37.95 per Note (a 15% total return on investment) which includes:

+  Principal amount                                           $33.00

+  Principal amount x Adjusted Share Return                   $ 4.95   ($33.00 x 15%)
                                                              ------
                              TOTAL:                          $37.95
                                                              ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE HOME DEPOT SHARES CLOSE 30% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 30%, you receive three times the Share Return subject to the 21.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (30% x 3) = 90%, subject to the 21.0% maximum gain on the Notes = 21.0%

Your cash payment at maturity would therefore be limited to $39.93 per Note (a 21.0% total return on investment) which includes:

+  Principal amount                                           $33.00

+  Principal amount x Adjusted Share Return                   $ 6.93   ($33.00 x 21.0%)
                                                              ------
                              TOTAL:                          $39.93   (this is the maximum payment
                                                              ======   on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE HOME DEPOT SHARES CLOSE 20% BELOW THE SHARE STARTING PRICE

Since the Share Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Home Depot Shares.

Adjusted Share Return = Share Return = -20%

Your cash payment at maturity would therefore be $26.40 per Note (a 20% loss) which includes:

+  Principal amount                                           $33.00

+  Principal amount x Adjusted Share Return                   $-6.60   ($33.00 x -20%)
                                                              ------
                              TOTAL:                          $26.40
                                                              ======

------------
  *  Values have been rounded for ease of analysis.
 ** The actual principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. The principal amount per Note for each series of Notes will not, at any time, be subject to antidilution adjustments. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
*** Potential gains on a series of the Notes at maturity will be calculated by tripling any positive Share Return up to the maximum gain for that series of Notes. Since the maximum gain on the Notes in the examples below is 21.0%, an original investor in the Notes would not participate in a Share Return of more than 7.0% at maturity.

HYPOTHETICAL PERFORMANCE AT MATURITY

ASSUMPTIONS:

Principal amount per Note of the Home Depot Series:                      $33.00*
Maximum gain on the Home Depot Series:                                   21.0%
Underlying Shares performance:                                           40% to -100% for table
                                                                         40% to -40% for graph

  -------------------      --------------------------------
   UNDERLYING SHARES                PERFORMANCE OF
      PERFORMANCE                     THE NOTES
  -------------------      --------------------------------
                             PAYMENT
     SHARE RETURN          AT MATURITY              TOTAL
     AT MATURITY**         PER NOTE**             RETURN**
  -------------------      --------------------------------
  40.0%........              $39.93                  21.0%
  30.0%........              $39.93                  21.0%
  -------------            --------------------------------
  21.0%........              $39.93                  21.0%
  -------------            --------------------------------
  15.0%........              $39.93                  21.0%
  10.0%........              $39.93                  21.0%
  -------------            --------------------------------
  7.0%.........              $39.93                  21.0%
  -------------            --------------------------------
  6.0%.........              $38.94                  18.0%
  4.0%.........              $36.96                  12.0%
  2.0%.........              $34.98                   6.0%
  1.0%.........              $33.99                   3.0%
  -------------            --------------------------------
  0.0%.........              $33.00                   0.0%
  -------------            --------------------------------
  -5.0%........              $31.35                  -5.0%
  -10.0%.......              $29.70                 -10.0%
  -20.0%.......              $26.40                 -20.0%
  -40.0%.......              $19.80                 -40.0%
  -80.0%.......              $ 6.60                 -80.0%
  -------------            --------------------------------
  -------------            --------------------------------
  -100.0%......              $ 0.00                -100.0%
  -------------              ------------------------------

------------
 * The actual principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
**  Values have been rounded for ease of analysis.

                          [S&P 500 INDEX LEVEL GRAPH]

HOW WOULD THE INTEL SERIES PERFORM AT MATURITY?

The following examples are based on hypothetical Underlying Shares. The actual performance of your Notes will be linked to the performance of the Underlying Shares of your series of Notes.

ASSUMPTIONS*:

Principal amount per Note of the Intel Series:                $28.99**
Maximum gain on the Intel Series:                             27.0%***
Maximum payment at maturity:                                  $36.82

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE INTEL SHARES CLOSE 5% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 5%, you receive three times the Share Return subject to the 27.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (5% x 3) = 15%

Your cash payment at maturity would therefore be $33.34 per Note (a 15% total return on investment) which includes:

+  Principal amount                                           $28.99

+  Principal amount x Adjusted Share Return                   $ 4.35   ($28.99 x 15%)
                                                              ------
                              TOTAL:                          $33.34
                                                              ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE INTEL SHARES CLOSE 30% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 30%, you receive three times the Share Return subject to the 27.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (30% x 3) = 90%, subject to the 27.0% maximum gain on the Notes = 27.0%

Your cash payment at maturity would therefore be limited to $36.82 per Note (a 27.0% total return on investment) which includes:

+  Principal amount                                           $28.99

+  Principal amount x Adjusted Share Return                   $ 7.83   ($28.99 x 27.0%)
                                                              ------
                              TOTAL:                          $36.82   (this is the maximum payment
                                                              ======   on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE INTEL SHARES CLOSE 20% BELOW THE SHARE STARTING PRICE

Since the Share Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Intel Shares.

Adjusted Share Return = Share Return = -20%

Your cash payment at maturity would therefore be $23.19 per Note (a 20% loss) which includes:

+  Principal amount                                           $28.99

+  Principal amount x Adjusted Share Return                   $-5.80   ($28.99 x -20%)
                                                              ------
                              TOTAL:                          $23.19
                                                              ======

------------
  * Values have been rounded for ease of analysis.
 ** The actual principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. The principal amount per Note for each series of Notes will not, at any time, be subject to antidilution adjustments. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
*** Potential gains on a series of the Notes at maturity will be calculated by tripling any positive Share Return up to the maximum gain for that series of Notes. Since the maximum gain on the Notes in the examples below is 27.0%, an original investor in the Notes would not participate in a Share Return of more than 9.0% at maturity.

HYPOTHETICAL PERFORMANCE AT MATURITY

ASSUMPTIONS:

Principal amount per Note of the Intel Series:                     $28.99*
Maximum gain on the Intel Series:                                  27.0%
Underlying Shares performance:                                     40% to -100% for table
                                                                   40% to -40% for graph

  -------------------      --------------------------------
   UNDERLYING SHARES                PERFORMANCE OF
      PERFORMANCE                     THE NOTES
  -------------------      --------------------------------
                             PAYMENT
     SHARE RETURN          AT MATURITY              TOTAL
     AT MATURITY**         PER NOTE**             RETURN**
  -------------------      --------------------------------
  40.0%........              $36.82                  27.0%
  30.0%........              $36.82                  27.0%
  -------------            --------------------------------
  27.0%........              $36.82                  27.0%
  -------------            --------------------------------
  20.0%........              $36.82                  27.0%
  15.0%........              $36.82                  27.0%
  -------------            --------------------------------
  9.0%.........              $36.82                  27.0%
  -------------            --------------------------------
  6.0%.........              $34.21                  18.0%
  4.0%.........              $32.47                  12.0%
  2.0%.........              $30.73                   6.0%
  1.0%.........              $29.86                   3.0%
  -------------            --------------------------------
  0.0%.........              $28.99                   0.0%
  -------------            --------------------------------
  -5.0%........              $27.54                  -5.0%
  -10.0%.......              $26.09                 -10.0%
  -20.0%.......              $23.19                 -20.0%
  -40.0%.......              $17.39                 -40.0%
  -80.0%.......              $ 5.80                 -80.0%
  -------------            --------------------------------
  -------------            --------------------------------
  -100.0%......              $ 0.00                -100.0%
  -------------              ------------------------------

------------
 * The actual principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
**  Values have been rounded for ease of analysis.

                          [S&P 500 INDEX LEVEL GRAPH]

HOW WOULD THE PFIZER SERIES PERFORM AT MATURITY?

The following examples are based on hypothetical Underlying Shares. The actual performance of your Notes will be linked to the performance of the Underlying Shares of your series of Notes.

ASSUMPTIONS*:

Principal amount per Note of the Pfizer Series:                 $31.60**
Maximum gain on the Pfizer Series:                              21.0%***
Maximum payment at maturity:                                    $38.24

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE PFIZER SHARES CLOSE 5% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 5%, you receive three times the Share Return subject to the 21.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (5% x 3) = 15%

Your cash payment at maturity would therefore be $36.34 per Note (a 15% total return on investment) which includes:

+  Principal amount                                           $31.60
+  Principal amount x Adjusted Share Return                   $ 4.74   ($31.60 x 15%)
                                                              ------
                              TOTAL:                          $36.34
                                                              ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE PFIZER SHARES CLOSE 30% ABOVE THE SHARE STARTING PRICE

Since the Share Return is 30%, you receive three times the Share Return subject to the 21.0% maximum gain on the Notes.

Adjusted Share Return = (Share Return x 3) = (30% x 3) = 90%, subject to the 21.0% maximum gain on the Notes = 21.0%

Your cash payment at maturity would therefore be limited to $38.24 per Note (a 21.0% total return on investment) which includes:

+  Principal amount                                           $31.60
+  Principal amount x Adjusted Share Return                   $ 6.64   ($31.60 x 21.0%)
                                                              ------
                              TOTAL:                          $38.24   (this is the maximum payment
                                                              ======   on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE PFIZER SHARES CLOSE 20% BELOW THE SHARE STARTING PRICE

Since the Share Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Pfizer Shares.

Adjusted Share Return = Share Return = -20%

Your cash payment at maturity would therefore be $25.28 per Note (a 20% loss) which includes:

+  Principal amount                                           $31.60
+  Principal amount x Adjusted Share Return                   $-6.32   ($31.60 x -20%)
                                                              ------
                              TOTAL:                          $25.28
                                                              ======

------------
  * Values have been rounded for ease of analysis.
 ** The actual principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. The principal amount per Note for each series of Notes will not, at any time, be subject to antidilution adjustments. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
*** Potential gains on a series of the Notes at maturity will be calculated by tripling any positive Share Return up to the maximum gain for that series of Notes. Since the maximum gain on the Notes in the examples below is 21.0%, an original investor in the Notes would not participate in a Share Return of more than 7.0% at maturity.

HYPOTHETICAL PERFORMANCE AT MATURITY

ASSUMPTIONS:

Principal amount per Note of the Pfizer Series:                    $31.60*
Maximum gain on the Pfizer Series:                                 21.0%
Underlying Shares performance:                                     40% to -100% for table
                                                                   40% to -40% for graph

  -------------------      ---------------------------------
   UNDERLYING SHARES                PERFORMANCE OF
      PERFORMANCE                      THE NOTES
  -------------------      ---------------------------------
                             PAYMENT
     SHARE RETURN          AT MATURITY               TOTAL
     AT MATURITY**          PER NOTE**             RETURN**
  -------------------      ---------------------------------
  40.0%........               $38.24                  21.0%
  30.0%........               $38.24                  21.0%
  -------------            ---------------------------------
  21.0%........               $38.24                  21.0%
  -------------            ---------------------------------
  15.0%........               $38.24                  21.0%
  10.0%........               $38.24                  21.0%
  -------------            ---------------------------------
  7.0%.........               $38.24                  21.0%
  -------------            ---------------------------------
  6.0%.........               $37.29                  18.0%
  4.0%.........               $35.39                  12.0%
  2.0%.........               $33.50                   6.0%
  1.0%.........               $32.55                   3.0%
  -------------            ---------------------------------
  0.0%.........               $31.60                   0.0%
  -------------            ---------------------------------
  -5.0%........               $30.02                  -5.0%
  -10.0%.......               $28.44                 -10.0%
  -20.0%.......               $25.28                 -20.0%
  -40.0%.......               $18.96                 -40.0%
  -80.0%.......               $ 6.32                 -80.0%
  -------------            ---------------------------------
  -------------            ---------------------------------
  -100.0%......               $ 0.00                -100.0%
  -------------               ------------------------------

------------
 * The actual principal amount for each of your Notes is fixed at the Share starting price for your series of Notes. For each series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.
**  Values have been rounded for ease of analysis.

                           [PFIZER INDEX LEVEL GRAPH]

--------------------------------------------------------------------------------

RISK FACTORS

The return on each series of Notes is linked to the performance of the applicable Underlying Shares. Investing in a particular series of Notes is NOT equivalent to investing directly in the applicable Underlying Shares. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

EACH SERIES OF NOTES IS FULLY EXPOSED TO ANY DECLINE IN THE MARKET PRICE OF THE APPLICABLE UNDERLYING SHARES AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

The Notes differ from ordinary debt securities in that we may not pay you 100% of your principal amount at maturity if the applicable Share Return of a series of Notes is negative. Because your cash payment at maturity is based on the applicable Share Return, a negative Share Return will reduce your cash payment at maturity. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE SHARE RETURN OF YOUR SERIES OF NOTES IS NEGATIVE.

See "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-29 for a description of how your payment at maturity will be calculated.

THE MAXIMUM GAIN ON THE NOTES AT MATURITY IS CAPPED

Your payment at maturity is based on the applicable Share Return, which if positive will be tripled subject to the maximum gain on your series of Notes. Therefore, in each case, the maximum Share Return from which you may benefit as a holder of your Notes will be one-third of the maximum gain for the applicable series of Notes.

The maximum gain and the corresponding maximum Share Return for each series of Notes will be as follows:

  ---------------------------------------------------------------------------------------------------
                                                                         MAXIMUM GAIN      MAXIMUM
         SERIES OF NOTES         UNDERLYING SHARES (COMMON STOCK OF)     ON THE NOTES    SHARE RETURN
  ---------------------------------------------------------------------------------------------------
  Comcast Series                 Comcast Corporation                       26%            8.67%
  GE Series                      General Electric Company                  21%            7.00%
  Home Depot Series              The Home Depot, Inc.                      21%            7.00%
  Intel Series                   Intel Corporation                         27%            9.00%
  Pfizer Series                  Pfizer Inc.                               21%            7.00%
  ---------------------------------------------------------------------------------------------------

The maximum gain and the corresponding maximum Share Return on each series of Notes varies from one series of Notes to another. The maximum Share Return value for the Comcast Series in the table above has been rounded for ease of analysis.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE APPLICABLE UNDERLYING SHARES OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE APPLICABLE UNDERLYING SHARES

The return on your Notes will not reflect the return you would realize if you actually owned the applicable Underlying Shares or a security directly linked to the performance of the applicable Underlying Shares and held such investment for a similar period because:

+  the maximum gain on each series of Notes at maturity is capped; and

+ the Share Return will be determined without taking into consideration the value of dividends paid on the applicable Underlying Shares.

RISK FACTORS
--------------------------------------------------------------------------------

If the applicable Share Return exceeds the maximum gain for that series of Notes, your return on the Notes at maturity will be less than the return on a direct investment in the applicable Underlying Shares without taking into account taxes and other costs related to such a direct investment.

Even if the market price of the applicable Underlying Shares increases above the applicable Share starting price during the term of the Notes, the market value of that series of Notes may not increase by the same amount. It is also possible for the market price of the applicable Underlying Shares to increase while the market value of that series of Notes declines.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of any series of Notes. We expect that generally the market price of the applicable Underlying Shares on any day will affect the market value of the relevant series of Notes more than any other single factor. Other factors that may influence the market value of your Notes include:

+ the volatility of the applicable Underlying Shares (i.e., the frequency and magnitude of changes in the market price of those shares)

+ the dividend rate paid on the applicable Underlying Shares (while not paid to holders of the Notes, dividend payments on those shares may influence the market price of those Underlying Shares, and therefore affect the market value of your Notes)

+ supply and demand for any series of Notes, including inventory positions with UBS Securities LLC or any other market maker

+  interest rates in the market

+  the time remaining to the maturity of the Notes

+  the creditworthiness of UBS

+ economic, financial, political, regulatory or judicial events that affect the market price of the applicable Underlying Shares or that affect stock markets generally

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes until maturity. No series of Notes will be listed or displayed on any securities exchange, the Nasdaq National Market System, or any electronic communications network. There may be little or no secondary market for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time. As market makers, trading of a particular series of Notes may cause UBS Securities LLC or any other affiliates of UBS to have long or short positions of that series of Notes in their inventory. The supply and demand for a series of Notes, including inventory positions of market makers, may affect the secondary market price for that series of Notes.

If you sell your Notes before maturity, you may have to do so at a discount from the issue price, and, as a result, you may suffer substantial losses.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE ISSUERS OF THE UNDERLYING SHARES AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

UBS and its affiliates are not affiliated with the issuers of the Underlying Shares and have no ability to control or predict their actions, including any corporate actions of the type that would require the

RISK FACTORS
--------------------------------------------------------------------------------

calculation agent to adjust the payment to you at maturity and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them. THE ISSUERS OF THE UNDERLYING SHARES ARE NOT INVOLVED IN THE OFFERING OF THE NOTES IN ANY WAY AND HAVE NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE NOTES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE MARKET VALUE OF THE NOTES. THE ISSUER OF THE APPLICABLE UNDERLYING SHARES MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES.

EACH SERIES OF NOTES IS AN UNSECURED DEBT OBLIGATION OF UBS ONLY AND IS NOT AN OBLIGATION OF THE ISSUER OF THE APPLICABLE UNDERLYING SHARES. NONE OF THE MONEY YOU PAY FOR YOUR NOTES WILL GO TO THE ISSUER OF THE APPLICABLE UNDERLYING SHARES.

This prospectus supplement relates only to the Notes and does not relate to the Underlying Shares. We have derived the information about Comcast Corporation, General Electric Company, The Home Depot, Inc., Intel Corporation and Pfizer Inc. contained in this prospectus supplement from publicly available information, without independent verification.

We have not participated in the preparation of any of the documents or made any "due diligence" investigation or any inquiry of any issuer of the Underlying Shares in connection with the offering of the Notes. We do not make any representation that the publicly available documents or any other publicly available information about the issuers of the Underlying Shares are accurate or complete. Furthermore, we do not know whether the issuers of the Underlying Shares have disclosed all events occurring before the date of this prospectus supplement--including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market price of the Underlying Shares and, therefore, the Share starting price and the Share ending price of the applicable Underlying Shares that the calculation agent will use to determine the payment we will make to you at maturity with respect to your Notes. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclosure material future events concerning the respective issuers of the applicable Underlying Shares could affect your payment at maturity and, therefore, the market value of the Notes.

WE HAVE NO OBLIGATION TO DISCLOSE INFORMATION ABOUT THE ISSUER OF THE UNDERLYING SHARES OF YOUR SERIES OF NOTES AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT

We or any of our affiliates may currently or from time to time engage in business with the issuer of the Underlying Shares of your series of Notes, including making loans to or equity investments in that issuer or providing advisory services to that issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the issuer of the Underlying Shares of your series of Notes. If we or any one of our affiliates do acquire non-public information about the issuer of the Underlying Shares of your series of Notes, we are not obligated to disclosure such non-public information to you. AS AN INVESTOR IN THE NOTES, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF THE ISSUER OF THE UNDERLYING SHARES OF YOUR SERIES OF NOTES AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE NOTES.

YOU HAVE LIMITED ANTIDILUTION PROTECTION

UBS Securities LLC, as calculation agent for your Notes, will, in its sole discretion, adjust the Share starting price for certain events affecting the applicable Underlying Shares, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the applicable Underlying Shares, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Shares. For example, the calculation agent is not required to make any adjustments if the issuer of the applicable Underlying Shares or

RISK FACTORS
--------------------------------------------------------------------------------

anyone else makes a partial tender or partial exchange offer for the applicable Underlying Shares. Consequently, this could affect the calculation of the Share Return for the affected Underlying Shares and the market value of the Notes and the amount payable at maturity of your Notes. You should refer to "Specific Terms of the Notes--Antidilution Adjustments" on page S-31 for a description of the general circumstances in which the calculation agent will make such adjustments.

HISTORICAL PERFORMANCE OF THE APPLICABLE UNDERLYING SHARES SHOULD NOT BE TAKEN AS AN INDICATION OF THEIR FUTURE PERFORMANCE DURING THE TERM OF THE NOTES

It is impossible to predict whether the market prices of the Underlying Shares will rise or fall. The Underlying Shares for each series of Notes have performed differently in the past and are expected to perform differently in the future. The market prices of the Underlying Shares will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the applicable Underlying Shares.

FOR EACH SERIES OF NOTES, TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE APPLICABLE UNDERLYING SHARES, FUTURES, OPTIONS OR OTHER DERIVATIVE PRODUCTS ON THE APPLICABLE UNDERLYING SHARES MAY IMPAIR THE MARKET VALUE OF YOUR NOTES

As described under "Use of Proceeds and Hedging" on page S-40, with respect to each series of Notes, we or one or more affiliates may hedge our obligations under the Notes by purchasing Underlying Shares, futures or options on Underlying Shares or other derivative instruments with returns linked or related to changes in the performance of Underlying Shares, and we may adjust these hedges by, among other things, purchasing or selling Underlying Shares, futures, options or other derivative instruments with returns linked or related to changes in the performance of the Underlying Shares at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the applicable Underlying Shares, and, therefore, the market value of your Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of your Notes decline.

With respect to each series of Notes, we or one or more of our affiliates may also engage in trading in Underlying Shares and other investments relating to Underlying Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the applicable Underlying Shares and, therefore, the market value of your Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the applicable Underlying Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of your Notes.

The indenture governing the Notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any Underlying Shares acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold Underlying Shares for the benefit of holders of the Notes in order to enable the holders to exchange their Notes for the applicable Underlying Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Underlying Shares that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the applicable Underlying Shares that are not for your account or on your behalf. These trading activities may present a conflict between your interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the market price of the applicable Underlying Shares, could be adverse to your interests as a holder of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Underlying Shares, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of any series of Notes. Moreover, UBS AG and UBS Securities LLC have published and in the future expect to publish research reports with respect to the issuer of the Underlying Shares of your series of Notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Underlying Shares and, therefore, the market value of your Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of each series of Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental Tax Considerations" on page S-42, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE APPLICABLE UNDERLYING SHARES OR HAVE SHAREHOLDER RIGHTS IN THE APPLICABLE UNDERLYING SHARES

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the applicable Underlying Shares. As a holder of the Notes, you will not have voting rights or any other rights that holders of the applicable Underlying Shares may have. Moreover, your payment at maturity will be in cash and you will have no right to receive delivery of the applicable Underlying Shares.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF ANY SHARE ENDING PRICE OR THE MATURITY DATE OF ANY SERIES OF NOTES IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The determination of any Share ending price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to that particular series of Notes. If such a postponement occurs, the calculation agent will use the closing market price of the applicable Underlying Shares on the first calendar day on which no market disruption event occurs or is continuing with respect to that series of Notes. In no event, however, will the final valuation date for any series of Notes be postponed by more than ten business days. As a result, the maturity date for one or more series of Notes could also be postponed, although in each case not by more than ten business days.

RISK FACTORS
--------------------------------------------------------------------------------

If the determination of any Share ending price on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with regard to the particular series of Notes, that day will nevertheless be the date on which that Share ending price will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Share ending price that would have prevailed in the absence of the market disruption event. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market price of any Underlying Shares after December 22, 2004. See "Specific Terms of the Notes--Market Disruption Event" on page S-30.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-39. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the applicable Underlying Shares has occurred or is continuing on the final valuation date with respect to any series of Notes. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind any of our or their hedge positions. Since any such determination by the calculation agent will affect the payment at maturity on that series of Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF UNDERLYING SHARES

Provided below is a brief description of the respective issuers of the Underlying Shares obtained from publicly available information, as well as a table that sets forth the quarterly high, low and closing prices for the applicable Underlying Shares. The information given below is for the four calendar quarters in each of 2000, 2001 and 2002 and the first two calendar quarters of 2003. Partial data is provided for the third calendar quarter of 2003. We obtained the market price information set forth below from Bloomberg, L.P. without independent verification. YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF THE UNDERLYING SHARES AS AN INDICATION OF FUTURE PERFORMANCE.

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the United States Securities and Exchange Commission (the "SEC") can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the respective issuers of the Underlying Shares with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Underlying Shares under the Exchange Act can be located by reference to its SEC file number provided below.

Information about the respective issuers of the Underlying Shares may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from each issuer's website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by those issuers with the SEC.

HISTORICAL PERFORMANCE OF UNDERLYING SHARES
--------------------------------------------------------------------------------

COMCAST SHARES

According to publicly available documents, Comcast Corporation ("Comcast") is principally involved in the development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. Comcast is the largest cable company in the United States, serving approximately 21.3 million cable subscribers. Comcast conducts its commerce business through its consolidated subsidiary, QVC, Inc. ("QVC"), an electronic retailer that markets products to consumers primarily on television programs. Comcast's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. On July 3, 2003, Comcast announced that it has agreed to sell its stake in QVC for approximately $7.9 billion to Liberty Media Corporation. The transaction is expected by Comcast to close before year-end. Comcast's headquarters are located in Philadelphia, Pennsylvania and its Class A common stock is traded on The Nasdaq National Market under the symbol "CMCSA". The following table sets forth the quarterly high, low and closing prices for Comcast's Class A common stock based on daily closing prices. Comcast does not currently pay dividends on its Class A common stock. Information filed with the SEC by Comcast under the Exchange Act can be located by reference to its SEC file number: 000-50093 or its CIK Code: 1166691. Comcast's closing Class A common stock price on September 23, 2003 was $31.57.

QUARTER ENDING   QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
-----------------------------------------------------------------
   3/31/2000         $51.44          $36.25           $41.25
   6/30/2000         $41.75          $29.75           $38.88
   9/29/2000         $40.69          $30.75           $40.69
  12/29/2000         $43.94          $33.88           $41.31
   3/30/2001         $45.25          $38.06           $41.19
   6/29/2001         $44.75          $38.88           $42.95
   9/28/2001         $42.70          $32.79           $35.55
  12/31/2001         $40.06          $34.95           $36.00
   3/28/2002         $37.13          $30.10           $33.45
   6/28/2002         $33.67          $23.35           $24.20
   9/30/2002         $25.87          $17.57           $21.33
  12/31/2002         $26.78          $17.40           $23.57
   3/31/2003         $30.80          $24.47           $28.59
   6/30/2003         $34.54          $28.65           $30.18
   9/23/2003         $32.95*         $28.52*          $31.57*

------------
* High, low and closing prices are for the period starting July 1, 2003 and ending September 23, 2003.

Source: Bloomberg L.P.

HISTORICAL PERFORMANCE OF UNDERLYING SHARES
--------------------------------------------------------------------------------

GE SHARES

According to publicly available information, General Electric Company ("GE") is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds. GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications. GE's headquarters are located in Fairfield, Connecticut and its common stock is traded on the New York Stock Exchange under the symbol "GE". The following table sets forth the quarterly high, low, and closing prices for GE's common stock based on daily closing prices. GE paid a $0.19 quarterly dividend on the GE Shares on July 25, 2003. Information filed with the SEC by GE under the Exchange Act can be located by reference to its SEC file number: 1-35 or its CIK Code: 40545. GE's closing stock price on September 23, 2003 was $31.56.

QUARTER ENDING   QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
-----------------------------------------------------------------
   3/31/2000         $54.33          $41.71           $51.88
   6/30/2000         $55.33          $48.58           $53.00
   9/29/2000         $60.00          $49.94           $57.81
  12/29/2000         $59.75          $47.44           $47.94
   3/30/2001         $48.06          $37.70           $41.86
   6/29/2001         $53.40          $39.60           $48.75
   9/28/2001         $50.20          $30.37           $37.20
  12/31/2001         $41.55          $36.34           $40.08
   3/28/2002         $41.55          $35.00           $37.45
   6/28/2002         $37.30          $28.90           $29.05
   9/30/2002         $32.89          $24.47           $24.65
  12/31/2002         $27.20          $22.00           $24.35
   3/31/2003         $28.00          $22.17           $25.50
   6/30/2003         $31.34          $26.13           $28.68
   9/23/2003         $32.11*         $27.10*          $31.56*

------------
* High, low and closing prices are for the period starting July 1, 2003 and ending September 23, 2003.

Source: Bloomberg L.P.

HISTORICAL PERFORMANCE OF UNDERLYING SHARES
--------------------------------------------------------------------------------

HOME DEPOT SHARES

According to publicly available documents, The Home Depot, Inc. ("Home Depot") is the world's largest home improvement retailer and the second largest retailer in the United States based on net sales volume for fiscal 2002. At the end of its 2002 fiscal year, Home Depot operated 1,532 stores. Most of Home Depot's stores are either Home Depot(R) or EXPO Design Center(R) stores. Home Depot's headquarters are located in Atlanta, Georgia and its common stock is traded on the New York Stock Exchange under the symbol "HD". The following table sets forth the quarterly high, low and closing prices for Home Depot's common stock based on daily closing prices. Home Depot paid a $0.07 quarterly dividend on the Home Depot Shares on September 18, 2003. Information filed with the SEC by Home Depot under the Exchange Act can be located by reference to its SEC file number:
1-8207 or its CIK Code: 354950. Home Depot's closing stock price on September 23, 2003 was $33.00.

QUARTER ENDING   QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
-----------------------------------------------------------------
   3/31/2000         $68.50          $52.31           $64.50
   6/30/2000         $68.00          $46.00           $49.94
   9/29/2000         $59.00          $48.06           $52.94
  12/29/2000         $55.56          $34.88           $45.69
   3/30/2001         $51.69          $39.67           $43.10
   6/29/2001         $53.45          $41.50           $46.55
   9/28/2001         $50.37          $32.80           $38.37
  12/31/2001         $51.62          $37.60           $51.01
   3/28/2002         $52.07          $47.00           $48.61
   6/28/2002         $50.36          $35.67           $36.73
   9/30/2002         $37.99          $26.10           $26.10
  12/31/2002         $30.58          $23.66           $24.02
   3/31/2003         $25.78          $20.53           $24.36
   6/30/2003         $34.46          $24.79           $33.12
   9/23/2003         $34.55*         $30.36*          $33.00*

------------
* High, low and closing prices are for the period starting July 1, 2003 and ending September 23, 2003.

Source: Bloomberg L.P.

HISTORICAL PERFORMANCE OF UNDERLYING SHARES
--------------------------------------------------------------------------------

INTEL SHARES

According to publicly available information, Intel Corporation is the world's largest semiconductor chip maker, supplying the computing and communications industries with chips, boards, systems and software building blocks that are integral to computers, servers, and networking and communications products. Intel Corporation's headquarters are located in Santa Clara, California and its common stock is traded on the Nasdaq National Market System under the symbol "INTC". The following table sets forth the quarterly high, low, and closing prices for Intel Corporation's common stock based on daily closing prices. Intel Corporation paid a $0.02 quarterly dividend on the Intel Shares on September 1, 2003. Information filed with the SEC by Intel Corporation under the Exchange Act can be located by reference to its SEC file number: 0-6217 or its CIK Code:
50863. Intel Corporation closing stock price on September 23, 2003 was $28.99.

QUARTER ENDING   QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
-----------------------------------------------------------------
   3/31/2000         $72.03          $39.38           $65.97
   6/30/2000         $69.50          $53.03           $66.84
   9/29/2000         $74.88          $41.56           $41.56
  12/29/2000         $46.69          $30.06           $30.06
   3/30/2001         $37.81          $24.63           $26.31
   6/29/2001         $32.49          $22.63           $29.25
   9/28/2001         $32.11          $19.30           $20.44
  12/31/2001         $34.61          $19.54           $31.45
   3/28/2002         $35.79          $28.55           $30.41
   6/28/2002         $31.20          $18.27           $18.27
   9/30/2002         $19.59          $13.89           $13.89
  12/31/2002         $21.05          $13.22           $15.57
   3/31/2003         $18.90          $15.05           $16.28
   6/30/2003         $22.14          $16.42           $20.81
   9/23/2003         $29.18*         $21.41*          $28.99

------------
* High, low and closing prices are for the period starting July 1, 2003 and ending September 23, 2003.

Source: Bloomberg L.P.

HISTORICAL PERFORMANCE OF UNDERLYING SHARES
--------------------------------------------------------------------------------

PFIZER SHARES

According to publicly available information, Pfizer Inc. is a research-based, global pharmaceutical company. Pfizer Inc. discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world's best-known consumer products. Pfizer Inc.'s headquarters are located in New York, New York and its common stock is traded on the New York Stock Exchange under the symbol "PFE". The following table sets forth the quarterly high, low, and closing prices for Pfizer Inc.'s common stock based on daily closing prices. Pfizer Inc. paid a $0.15 quarterly dividend on the Pfizer Shares on September 4, 2003. Information filed with the SEC by Pfizer Inc. under the Exchange Act can be located by reference to its SEC file number: 1-3619 or its CIK Code: 78003. Pfizer Inc.'s closing stock price on September 23, 2003 was $31.60.

QUARTER ENDING   QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
-----------------------------------------------------------------
   3/31/2000         $37.81          $30.00           $36.56
   6/30/2000         $48.00          $37.94           $48.00
   9/29/2000         $49.00          $39.88           $44.92
  12/29/2000         $47.44          $42.19           $46.00
   3/30/2001         $46.13          $35.67           $40.95
   6/29/2001         $44.87          $38.95           $40.05
   9/28/2001         $41.75          $35.80           $40.10
  12/31/2001         $43.90          $39.44           $39.85
   3/28/2002         $42.15          $39.40           $39.74
   6/28/2002         $40.11          $33.43           $35.00
   9/30/2002         $34.92          $25.92           $29.02
  12/31/2002         $33.87          $28.30           $30.57
   3/31/2003         $32.00          $28.56           $31.16
   6/30/2003         $36.18          $30.37           $34.15
   9/23/2003         $34.65*         $29.55*          $31.60*

------------
* High, low and closing prices are for the period starting July 1, 2003 and ending September 23, 2003.

Source: Bloomberg L.P.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. Your cash payment at maturity for each series of Notes in which you invest is based on the Share Return for the applicable Underlying Shares. If the Share Return is positive, the Share Return will be tripled, subject to the maximum gain for the respective series of Notes. For each series of Notes, the maximum gain on the Notes and the corresponding maximum payment at maturity for each Note will be as follows:

  -----------------------------------------------------------------------------------------
                                                                            MAXIMUM PAYMENT
                                                            MAXIMUM GAIN      AT MATURITY
   SERIES OF NOTES   UNDERLYING SHARES (COMMON STOCK OF)    ON THE NOTES       PER NOTE*
  -----------------------------------------------------------------------------------------
  Comcast Series     Comcast Corporation                      26%            $39.7782
  GE Series          General Electric Company                 21%            $38.1876
  Home Depot Series  The Home Depot, Inc.                     21%            $39.9300
  Intel Series       Intel Corporation                        27%            $36.8173
  Pfizer Series      Pfizer Inc.                              21%            $38.2360
  -----------------------------------------------------------------------------------------

------------
* The maximum payment at maturity per Note is equal to the principal amount per Note plus the maximum gain for the respective series of Notes multiplied by the principal amount per Note.

Each series of Notes is linked to particular Underlying Shares, as indicated above, and is fully exposed to any decline in the market price of those Underlying Shares. A negative Share Return will reduce the cash payment at maturity for the series of Notes linked to those Underlying Shares. THE PERFORMANCE OF EACH SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE UNDERLYING SHARES OF ANY OTHER SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE MARKET PRICE OF THE UNDERLYING SHARES OF YOUR SERIES OF NOTES DECLINES. The maximum gain on the Notes and the corresponding maximum payment at maturity for each series of Notes vary from one series of Notes to another.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-29.

PRIOR TO MATURITY. You should understand that the market value of any series of Notes will be affected by several factors, many of which are beyond our control. We expect that generally the market price of the applicable Underlying Shares on any day will affect the market value of the relevant series of Notes more than any other single factor. Other factors that may influence the market value of each series of Notes include supply and demand for that series of Notes, the volatility of its Underlying Shares, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-15 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

We are offering five separate series of Enhanced Appreciation Securities (collectively, the "Notes"). You may invest in one or more series of Notes offered by this prospectus supplement. The return on each series of Notes is linked to the performance of the shares of common stock of a specified corporation (the "Underlying Shares"):

+ The Comcast Series are linked to the Class A common stock of Comcast Corporation (the "Comcast Shares").

+ The GE Series are linked to the common stock of General Electric Company (the "GE Shares").

+ The Home Depot Series are linked to the common stock of The Home Depot, Inc. (the "Home Depot Shares").

+ The Intel Series are linked to the common stock of Intel Corporation (the "Intel Shares").

+ The Pfizer Series are linked to the common stock of Pfizer Inc. (the "Pfizer Shares").

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. Except as otherwise indicated, the terms described here apply generally to the Comcast Series, the GE Series, the Home Depot Series, the Intel Series and the Pfizer Series.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "applicable Underlying Shares" mean the Comcast Shares, the GE Shares, the Home Depot Shares, the Intel Shares or the Pfizer Shares, as applicable.

COUPON

We will not pay you interest during the term of the Notes.

PRINCIPAL AMOUNT; MINIMUM INVESTMENT

The principal amount of each Note will be equal to the Share starting price for the applicable Underlying Shares of each series of Notes, as specified in the table on page S-29. The principal amount per Note for each series of Notes will not, at any time, be subject to antidilution adjustments. For any series of Notes, the minimum investment is 50 Notes and increments of one Note thereafter.

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SPECIFIC TERMS OF THE NOTES
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PAYMENT AT MATURITY

You will receive a cash payment at maturity for each series of Notes in which you invest based on the Share Return for the applicable Underlying Shares. If the Share Return is positive, the Share Return will be tripled, subject to the maximum gain for each series of Notes. For each series of Notes, the maximum gain on the Notes and the corresponding maximum payment at maturity for each Note will be as follows:

  ----------------------------------------------------------------------------------------------------------
                                                                                             MAXIMUM PAYMENT
                                 UNDERLYING SHARES           SHARE STARTING   MAXIMUM GAIN     AT MATURITY
     SERIES OF NOTES             (COMMON STOCK OF)               PRICE        ON THE NOTES      PER NOTE*
  ----------------------------------------------------------------------------------------------------------
  Comcast Series         Comcast Corporation                     $31.57         26%             $39.7782
  GE Series              General Electric Company                $31.56         21%             $38.1876
  Home Depot Series      The Home Depot, Inc.                    $33.00         21%             $39.9300
  Intel Series           Intel Corporation                       $28.99         27%             $36.8173
  Pfizer Series          Pfizer Inc.                             $31.60         21%             $38.2360
  ----------------------------------------------------------------------------------------------------------

------------
* The maximum payment at maturity per Note is equal to the principal amount per Note plus the maximum gain for the respective series of Notes multiplied by the principal amount per Note.

Each series of Notes is linked to particular Underlying Shares, as indicated above, and is fully exposed to any decline in the market price of those Underlying Shares. A negative Share Return will reduce the cash payment at maturity for the series of Notes linked to those Underlying Shares. THE PERFORMANCE OF EACH SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE UNDERLYING SHARES OF ANY OTHER SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE MARKET PRICE OF THE UNDERLYING SHARES OF YOUR SERIES OF NOTES DECLINES. The maximum gain on the Notes and the corresponding maximum payment at maturity for each series of Notes vary from one series of Notes to another.

We will pay you at maturity in cash an amount equal to the principal amount of your Notes plus the Adjusted Share Return for the applicable series of Notes multiplied by the principal amount of your Notes.

The "Share Return" of a particular series of Notes is the difference between the closing market price of the applicable Underlying Shares on the trade date and on the final valuation date, expressed as a percentage and calculated as follows:

    Share Return  =    Share ending price - Share starting price
                       -----------------------------------------
                                 Share starting price

where the "Share starting price" is the closing market price of the applicable Underlying Shares on their primary stock exchange on the trade date and the "Share ending price" is the closing market price of the applicable Underlying Shares on their primary stock exchange on the final valuation date. For each series of Notes, the Share starting price may be adjusted by the calculation agent due to stock splits and other corporate actions, though any such adjustments will not affect the principal amount per Note for that series of Notes. See "Specific Terms of the Notes--Antidilution Adjustments" on page S-31.

The "Adjusted Share Return" of a particular series of Notes is based on the Share Return of the applicable Underlying Shares, which may be positive or negative. If a Share Return is positive, the Share Return will be tripled in order to calculate the applicable Adjusted Share Return, subject to the maximum gain for the series of Notes linked to those Underlying Shares. If the Share Return is zero or negative, the Adjusted Share Return will be equal to the Share Return.

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SPECIFIC TERMS OF THE NOTES
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The payment at maturity for each series of Notes will be calculated as follows:

     Payment at maturity = principal amount of the Note + (principal amount of the Note x applicable Adjusted Share Return)

     Principal amount of the Note = the Share starting price of the applicable Underlying Shares on the trade date

See "What are the steps to calculate payment at maturity?" on page S-4.

MATURITY DATE

The maturity date for each series of Notes will be December 30, 2004, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date with respect to a particular series of Notes as determined in accordance with "--Final Valuation Date" below, then the maturity date for that series of Notes will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date for a series of Notes--and therefore the maturity date for that series of Notes--if a market disruption event occurs or is continuing with respect to that series of Notes on a day that would otherwise be the final valuation date for that series of Notes. We describe market disruption events under "--Market Disruption Event" below.

The postponement of the maturity date for one series of Notes will not affect the maturity date for any other series of Notes.

FINAL VALUATION DATE

The final valuation date for each series of Notes will be December 22, 2004, unless the calculation agent determines that a market disruption event occurs or is continuing with respect to a particular series of Notes on that day. In that event, the final valuation date for that series of Notes will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to that series of Notes. In no event, however, will the final valuation date for any series of Notes be postponed by more than ten business days.

The postponement of the final valuation date for one series of Notes will not affect the final valuation date for any other series of Notes.

MARKET DISRUPTION EVENT

The calculation agent will determine the applicable Share ending price for each series of Notes on the applicable final valuation date. As described above, the final valuation date for any series of Notes may be postponed, and thus the determination of the Share ending price for the Underlying Shares of that series of Notes may be postponed if the calculation agent determines that, on the final valuation date for a series of Notes, a market disruption event has occurred or is continuing for any series of Notes. If such a postponement occurs, the calculation agent will use the closing market price of the applicable Underlying Shares on the first calendar day on which no market disruption event occurs or is continuing with respect to that series of Notes. In no event, however, will the determination of the Share ending price for the Underlying Shares of any series of Notes be postponed by more than ten business days.

If the determination of the Share ending price for the Underlying Shares of a series of Notes is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with respect to that series of Notes, that day will nevertheless be the date on which the Share ending price for the Underlying Shares of that series of Notes will be determined by the calculation agent. In

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

such an event, the calculation agent will make a good faith estimate in its sole discretion of the Share ending price for the Underlying Shares of that series of Notes that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with regard to a particular series of Notes:

+ a suspension, absence or material limitation of trading in the applicable Underlying Shares in their primary market for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable Underlying Shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ the applicable Underlying Shares do not trade on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market System or the primary market for the applicable Underlying Shares, as determined by the calculation agent in its sole discretion

+ in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to that series of Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading in the applicable Underlying Shares in their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to the applicable Underlying Shares.

For this purpose, for any series of Notes, an "absence of trading" in the primary securities market on which option or futures contracts related to the applicable Underlying Shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, for any series of Notes, a suspension or limitation of trading in option or futures contracts related to the applicable Underlying Shares, if available, in the primary market for those contracts, by reason of any of:

+  a price change exceeding limits set by that market

+  an imbalance of orders relating to those contracts or

+  a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, related to the applicable Underlying Shares in the primary market for those contracts.

A market disruption event for one series of Notes will not necessarily be a market disruption event for any other series of Notes.

ANTIDILUTION ADJUSTMENTS

For any series of Notes, the Share starting price is subject to adjustments by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the market value of your Notes. We describe

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

the risks relating to dilution above under "Risk Factors--You have limited antidilution protection" on page S-17.

HOW ADJUSTMENTS WILL BE MADE
If one of the events described below occurs with respect to your series of Notes and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the applicable Underlying Shares, the calculation agent will calculate a corresponding adjustment to the Share starting price as the calculation agent deems appropriate to account for that diluting or concentrative effect. The Share starting price will be adjusted by the calculation agent by multiplying the Share starting price by a fraction whose numerator is the prior number of Underlying Shares per Note and whose denominator is the new number of Underlying Shares per Note. For example, if an adjustment is required because of a two-for-one stock split, then the number of Underlying Shares per Note will be adjusted to double the prior number of Underlying Shares per Note (initially, one applicable Underlying Share per
Note), and, as a result, the Share starting price will be reduced proportionately.

The calculation agent will also determine the effective date of that adjustment, and the replacement of the Underlying Shares, if applicable, in the event of consolidation or merger of the respective issuers of the Underlying Shares of the relevant series of Notes. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the Share starting price. In no event, however, will an antidilution adjustment to the Share starting price for a particular series of Notes during the term of the Notes be deemed to change the principal amount per Note for that series of Notes (which is fixed at the Share starting price for that series of Notes specified in the table on page S-29.

If more than one event requiring adjustment occurs with respect to your series of Notes, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment relating to your series of Notes for the first event, the calculation agent will adjust the Share starting price for that series of Notes for the second event, applying the required adjustment to the Share starting price for that series of Notes as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below with respect to your series of Notes, other than a consolidation or merger, the calculation agent will not have to adjust the Share starting price of that series of Notes unless the adjustment would result in a change to the Share starting price of that series of Notes of at least 0.1% in the Share starting price then in effect. The Share starting price of any series of Notes resulting from any adjustment will be rounded up or down, as appropriate, to the nearest thousandth, with five hundred thousandths being rounded upward.

If an event requiring antidilution adjustment occurs with respect to your series of Notes, the calculation agent will make the adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to your Notes that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular series of Notes, including any determination as to whether an event requiring adjustment has occurred with respect to those Notes, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event with respect to those Notes, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

result of any of the above determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

The following events are those that may require an antidilution adjustment of the Share starting price for each series of Notes:

+ a subdivision, consolidation or reclassification of the applicable Underlying Shares or a free distribution or dividend of applicable Underlying Shares to existing holders of the applicable Underlying Shares by way of bonus, capitalization or similar issue;

+ a distribution or dividend to existing holders of the applicable Underlying Shares of:

    +  additional Underlying Shares,

    + other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the issuer of those Underlying Shares equally or proportionately with such payments to holders of those Underlying Shares, or

    + any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

+ the declaration by the issuer of the applicable Underlying Shares of an extraordinary or special dividend or other distribution whether in cash or shares of those Underlying Shares or other assets;

+ a repurchase by the issuer of the applicable Underlying Shares of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

+ any other similar event that may have a diluting or concentrative effect on the theoretical value of the applicable Underlying Shares; and

+ a consolidation of the issuer of the applicable Underlying Shares with another company or merger of the issuer of the applicable Underlying Shares with another company.

STOCK SPLITS
A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

For any series of Notes, if the applicable Underlying Shares are subject to a stock split, then the calculation agent will adjust the number of applicable Underlying Shares for the relevant series of Notes per Note to equal the sum of the prior number of applicable Underlying Shares for the relevant series of Notes per Note--i.e., the number of applicable Underlying Shares before that adjustment--plus the product of (1) the number of new shares issued in the stock split with respect to one applicable Underlying Share and (2) the prior number of applicable Underlying Shares. The Share starting price will also be adjusted as described above.

REVERSE STOCK SPLITS
A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the applicable Underlying Shares are subject to a reverse stock split, then the calculation agent will adjust the number of applicable Underlying Shares per Note for the relevant series of Notes to equal the product of the prior number of applicable Underlying Shares per Note for that series of Notes and the quotient of (1) the number of applicable Underlying Shares outstanding immediately after the reverse stock split becomes effective and (2) the number of applicable Underlying Shares outstanding

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

immediately before the reverse stock split becomes effective. The Share starting price will also be adjusted as described above.

STOCK DIVIDENDS
In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the applicable Underlying Shares are subject to a stock dividend payable in such Underlying Shares, then the calculation agent will adjust the number of applicable Underlying Shares per Note for the relevant series of Notes to equal the sum of the prior number of applicable Underlying Shares per Note for that series of Notes plus the product of (1) the number of shares issued in the stock dividend with respect to one applicable Underlying Share and (2) the prior number of applicable Underlying Shares for that series of Notes. The Share starting price will also be adjusted as described above.

OTHER DIVIDENDS AND DISTRIBUTIONS
The number of applicable Underlying Shares per Note for a particular series of Notes will not be adjusted to reflect dividends or other distributions paid with respect to the applicable Underlying Shares, other than:

+  stock dividends described above,

+ issuances of transferable rights and warrants as described in "--Transferable Rights and Warrants" below,

+ distributions that are spin-off events described in "--Reorganization Events" on page S-35, and

+  extraordinary dividends described below.

For any series of Notes, a dividend or other distribution with respect to the applicable Underlying Shares will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the applicable Underlying Shares by an amount equal to at least 10% of the closing price of the applicable Underlying Shares on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the applicable Underlying Shares trade without the right to receive that dividend or distribution.

If an extraordinary dividend occurs with respect to the applicable Underlying Shares, the calculation agent will adjust the number of applicable Underlying Shares per Note for that series of Notes to equal the product of (1) the prior number of applicable Underlying Shares per Note and (2) a fraction, the numerator of which is the closing price of the applicable Underlying Shares on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The Share starting price will also be adjusted as described above.

The amount of an extraordinary dividend for the applicable Underlying Shares will equal:

+ for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per applicable Underlying Share minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the applicable Underlying Shares, or

+ for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Notwithstanding anything herein, the initiation by the issuer of the applicable Underlying Shares of an ordinary dividend on the applicable Underlying Shares will not constitute an extraordinary dividend requiring an adjustment.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, in its sole discretion. A distribution on the applicable Underlying Shares that is a dividend payable in the applicable Underlying Shares, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of applicable Underlying Shares for the relevant series of Notes only as described in "--Stock Dividends" above, "--Transferable Rights and Warrants" below or "--Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS
If the issuer of the Underlying Shares issues transferable rights or warrants to all holders of the applicable Underlying Shares to subscribe for or purchase such Underlying Shares at an exercise price per share that is less than the closing price of the such Underlying Shares on the business day before the ex-dividend date for the issuance, then the number of applicable Underlying Shares per Note for that series of Notes will be adjusted by multiplying the prior number of applicable Underlying Shares for that series of Notes by the following fraction:

+ the numerator will be the number of applicable Underlying Shares outstanding at the close of business on the day before that ex-dividend date plus the number of additional applicable Underlying Shares offered for subscription or purchase under those transferable rights or warrants, and

+ the denominator will be the number of applicable Underlying Shares outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional applicable Underlying Shares offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

The Share starting price will also be adjusted as described above.

REORGANIZATION EVENTS
For any series of Notes, each of the following is a reorganization event:

+  the applicable Underlying Shares are reclassified or changed;

+ the issuer of the applicable Underlying Shares has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding applicable Underlying Shares are exchanged for or converted into other property;

+ a statutory share exchange involving outstanding applicable Underlying Shares and the securities of another entity occurs, other than as part of an event described above;

+ the issuer of the applicable Underlying Shares sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

+ the issuer of the applicable Underlying Shares effects a spin-off, that is, issues to all holders of the applicable Underlying Shares equity securities of another issuer, other than as part of an event described above; or

+ the issuer of the applicable Underlying Shares is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding applicable Underlying Shares.

SPECIFIC TERMS OF THE NOTES
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ADJUSTMENTS FOR REORGANIZATION EVENTS
If a reorganization event occurs with respect to a series of Notes, then the calculation agent will adjust the number of applicable Underlying Shares per Note for that series of Notes by adjusting the amount and type of property or properties--whether cash, securities, other property or a combination--that a prior holder of the number of applicable Underlying Shares represented by its investment in that series of Notes would have been entitled to by an amount of applicable Underlying Shares equal to what a holder of the applicable Underlying Shares would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable Underlying Shares may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the applicable Underlying Shares that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs with respect to the applicable Underlying Shares and the calculation agent adjusts the number of applicable Underlying Shares per Note for your series of Notes to consist of the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new number of applicable Underlying Shares for that series of Notes. The calculation agent will do so to the same extent that it would make adjustments if the applicable Underlying Shares were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of applicable Underlying Shares for your series of Notes, the required adjustment will be made with respect to that component, as if it alone were the number of applicable Underlying Shares for that series of Notes.

For example, if Comcast Corporation merges into another company and each Comcast Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the number of applicable Underlying Shares for each Note in the Comcast Series will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the new number of applicable Underlying Shares for each Note in the Comcast Series, to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "--Antidilution Adjustments," as if the common shares were Comcast Shares. In that event, the cash component will not be adjusted but will continue to be a component of the number of applicable Underlying Shares for that Series (with no interest adjustment). Consequently, the Share ending price of that Series, will include the final value of the two shares of the surviving company and the cash.

In this prospectus supplement, references to the calculation agent adjusting the number of applicable Underlying Shares for a series of Notes in respect of a dilution event mean that the calculation agent will adjust the number of applicable Underlying Shares for that series of Notes in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for the applicable Underlying Shares as described above. Consequently, in this prospectus supplement, references to the applicable Underlying Shares mean any distribution property that is distributed in a reorganization event and comprises the adjusted number of applicable Underlying Shares for the relevant series of

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Notes. Similarly, references to an issuer of Underlying Shares mean any successor entity in a reorganization event affecting that issuer.

The Share starting price will also be adjusted as described above.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem each series of the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the applicable series of Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for any series of Notes on any day will be an amount, in U.S. dollars for the principal of that series of Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to that series of Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of that series of Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for any series of Notes, which we describe below, the holders of that series of Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

quotation period, in which case that quotation will be disregarded in determining the default amount for that series of Notes.

DEFAULT QUOTATION PERIOD
The default quotation period for a series of Notes is the period beginning on the day the default amount for that series of Notes first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period for a series of Notes will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period for that series of Notes will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period for a series of Notes and the subsequent two business days objection period have not ended before the final valuation date for that series of Notes, then the default amount will equal the principal amount of that series of Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount for any series of Notes at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, default amounts, Share Returns, Share starting prices, Share ending prices, antidilution adjustments, and the amount payable in respect of your Notes. Such determinations with respect to any series of Notes will not affect the terms of any other series of Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the applicable Underlying Shares and/or listed and/or over-the-counter options or futures on the applicable Underlying Shares prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+ acquire or dispose of the applicable Underlying Shares or other securities of the issuer of the applicable Underlying Shares,

+ acquire or dispose of positions in listed or over-the-counter options, futures or other instruments based on the applicable Underlying Shares,

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of any components of the U.S. equity markets, or

+  any combination of these three.

We or our affiliates may acquire a long or short position in securities similar to any series of Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out any of our or their hedges on or before the final valuation date for any series of Notes. That step may involve sales or purchases of the applicable Underlying Shares, listed or over-the-counter options or futures on the applicable Underlying Shares or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-15 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF JULY 31, 2003 (UNAUDITED)                                 CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  141,111   102,986
                                                              -------   -------
  Total Debt................................................  141,111   102,986
Minority Interest(2)........................................    4,032     2,943
Shareholders' Equity........................................   36,695    26,781
                                                              -------   -------
Total capitalization........................................  181,838   132,709
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.72982.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid cash-settled forward contract with respect to the applicable Underlying Shares and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year.

Alternative Treatments. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

your Notes unless you comply with certain certification and identification requirements as to your foreign status.

Wash Sale Rules. If you sell applicable Underlying Shares within 30 days of purchasing your Notes, your purchase of your Notes will likely cause you to be subject to a limitation under the "wash sale" rules with respect to the recognition of loss, if any, upon your sale of such applicable Underlying Shares.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the applicable Underlying Shares included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC (formerly known as UBS Warburg LLC), UBS Financial Services Inc. (formerly known as UBS PaineWebber Inc.) and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or
Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of each series of Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to each series of Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.25% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................  S-15
Historical Performance of Underlying
  Shares..............................  S-21
Valuation of the Notes................  S-27
Specific Terms of the Notes...........  S-28
Use of Proceeds and Hedging...........  S-40
Capitalization of UBS.................  S-41
Supplemental Tax Considerations.......  S-42
ERISA Considerations..................  S-44
Supplemental Plan of Distribution.....  S-45

PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Information.................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     7
Presentation of Financial
  Information.........................     8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Debt Securities We May
  Offer...............................    14
Description of Warrants We May Offer..    36
Legal Ownership and Book-Entry
  Issuance............................    53
Considerations Relating to Indexed
  Securities..........................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    62
U.S. Tax Considerations...............    65
Tax Considerations Under the Laws of
  Switzerland.........................    76
ERISA Considerations..................    78
Plan of Distribution..................    79
Validity of the Securities............    82
Experts...............................    82

[UBS AG LOGO]
Enhanced
Appreciation
Securities

UBS AG $1,546,930 NOTES
LINKED TO THE CLASS A COMMON STOCK OF
COMCAST CORPORATION
DUE DECEMBER 30, 2004

UBS AG $3,282,240 NOTES
LINKED TO THE COMMON STOCK OF
GENERAL ELECTRIC COMPANY
DUE DECEMBER 30, 2004

UBS AG $1,452,000 NOTES
LINKED TO THE COMMON STOCK OF
THE HOME DEPOT, INC.
DUE DECEMBER 30, 2004

UBS AG $1,942,330 NOTES
LINKED TO THE COMMON STOCK OF
INTEL CORPORATION
DUE DECEMBER 30, 2004

UBS AG $3,570,800 NOTES
LINKED TO THE COMMON STOCK OF
PFIZER INC.
DUE DECEMBER 30, 2004
PROSPECTUS SUPPLEMENT

SEPTEMBER 23, 2003
(TO PROSPECTUS DATED FEBRUARY 27, 2003)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.